Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2009, relating to the consolidated financial statements for the year ended December 31, 2008 of New York Mortgage Trust, Inc. appearing in the Annual Report on Form 10-K of New York Mortgage Trust, Inc. for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP
New York, New York
June 17, 2010